Exhibit 3.4
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  MERISEL, INC.

------------------------------------------------------------------------


                     Pursuant to Sections 222 and 242 of the
                General Corporation Law of the State of Delaware

------------------------------------------------------------------------


                  Merisel, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable that Article IV of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

                                       "IV
                           The corporation is authorized to issue a total of
                  151,000,000 shares of stock which shall be divided into two classes of shares designated "Common Stock" and Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 150,000,000 shares with a par value of $.01 per share, and the number of shares of Preferred Stock authorized to be issued is 1,000,000 shares with a par value of $.01 per share.

                           At the time this amendment becomes effective, and
                  without further action on the part of the Corporation or its stockholders, each ten shares of Common Stock, par value $.01 per share, then issued and outstanding shall be changed and reclassified into one fully paid and nonassessable share of Common Stock, par value $.01 per share. The capital account of the Corporation shall not be increased or decreased by such change and reclassification. To reflect the said change and reclassification, each certificate representing shares of Common Stock, par value $.01 per share, therefore issued and outstanding, shall represent one-tenth the number of shares of Common Stock with a par value of $.01 per share, issued and outstanding after such change and reclassification; and the holder of record of each ten shares of Common Stock with a par value of $.01 per share will have or be entitled a certificate representing one share of Common Stock with par value $.01 per share of the kind authorized by the Charter Amendment. All fractional shares resulting from the Reverse Stock Split shall be aggregated and sold by the Corporation, with the proceeds to be distributed to the holders in proportion to the amount of fractional shares of Common Stock, par value $.01 per share, such holders would otherwise be entitled to receive.

                           The Board of Directors (the "Board") is authorized to
                  determine the number of series into which shares of Preferred Stock may be divided, and the Board is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares constituting any series prior to the issue of shares of that series, and to increase or decrease, within the limits stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issues of shares of that series."

                  SECOND: That pursuant to a resolution of the Board, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

                  THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  FOURTH: The effective time of this amendment shall be 5:00 pm Eastern Standard Time on the date hereof.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name this 13th day of February, 2001.



                              MERISEL, INC.



                              By:  /s/ Timothy N. Jenson
                                 --------------------------------
                                 Timothy N. Jenson
                                 Executive Vice President and
                                 Chief Financial Officer